											Exhibit 99
	UNCONSOLIDATED JOINT VENTURES OF THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP
	REAL ESTATE AND ACCUMULATED DEPRECIATION
	December 31, 2018
	(in thousands)

	Initial Cost to Company			Gross Amount at Which Carried at Close of Period
	Land	Buildings, Improvements, and Equipment	Cost Capitalized Subsequent to Acquisition	Land	Buildings, Improvements, and Equipment	Total		Accumulated Depreciation (A/D)	Total Cost Net of A/D	Encumbrances	Year Opened / Expanded	Year Acquired	Depreciable Life
Shopping Centers:
CityOn.Xi'an, Xi'an,China	$40,480	$234,417		$40,480	$234,417	$274,897		$27,370	$247,527		2016		50 Years
CityOn.Zhengzhou, Zhengzhou,China	52,139	252,715	$1,696	52,139	254,411	306,550		19,211	287,339	$81,057	2017		50 Years
Country Club Plaza, Kansas City, MO	29,917	525,244	9,562	29,917	534,806	564,723		41,944	522,779	320,000	1922 / 1977 / 2000 / 2015	2016	50 Years
Fair Oaks, Fairfax, VA	7,666	33,147	113,807	7,666	146,954	154,620		84,487	70,133	258,067	1980 / 1987 / 1988 / 2000		55 Years
International Plaza, Tampa, FL		281,473	43,004		324,477	324,477		147,713	176,764	465,975	2001 / 2015		50 Years
The Mall at Millenia, Orlando, FL	22,517	177,322	6,626	22,517	183,948	206,465		87,320	119,145	450,000	2002		50 Years
Stamford Town Center, Stamford, CT	9,537	40,044	99,190	9,537	139,234	148,771		83,725	65,046		1982 / 2007		40 Years
Starfield Hanam, Hanam, South Korea	250,536	628,340	10,861	250,536	639,201	889,737		68,843	820,894	332,062	2016		50 Years
Sunvalley, Concord, CA	350	65,740	57,780	350	123,520	123,870		74,318	49,552	168,998	1967 / 1981	2002	40 Years
The Mall at University Town Center, Sarasota, FL	78,008	231,592	8,729	78,008	240,321	318,329		53,661	264,668	280,000	2014		50 Years
Waterside Shops, Naples, FL	12,604	66,930	74,075	12,604	141,005	153,609		55,813	97,796	165,000	1992 / 2006 / 2008	2003	50 Years
Westfarms, Farmington, CT	5,287	38,638	163,118	5,287	201,756	207,043		124,970	82,073	282,464	1974 / 1983 / 1997		34 Years
Other:
Taubman Land Associates (Sunvalley), Concord, CA	42,693			42,693		42,693			42,693	21,164	2006
Peripheral Land	4			4		4			4
Construction in Process and Development - Pre-construction costs			13,058		13,058	13,058			13,058
Total	$551,738	$2,575,602	$601,506	$551,738	$3,177,108	$3,728,846	(1)	$869,375	$2,859,471

									Exhibit 99
	UNCONSOLIDATED JOINT VENTURES OF THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP
	REAL ESTATE AND ACCUMULATED DEPRECIATION
	December 31, 2018
	(in thousands)

The changes in total real estate assets and accumulated depreciation for the years ended December 2018, 2017, and 2016 are as follows:

	Total Real Estate Assets					Accumulated Depreciation
	2018	2017		2016		2018	2017	2016
Balance, beginning of year	$3,756,890	$3,371,216		$1,628,492	Balance, beginning of year	$(767,678)	$(661,611)	$(589,145)
Acquisitions				618,515	Depreciation for year	(109,582)	(119,261)	(80,093)
New development and improvements	41,771	363,601		1,131,952	Disposals	5,456	14,654	7,627
Disposals/Write-offs	(21,135)	(78,189)	(2)	(7,743)	Changes in exchange rates	2,429	(1,460)
Changes in exchange rates	(48,680)	100,262			Balance, end of year	$(869,375)	$(767,678)	$(661,611)
Balance, end of year	$3,728,846	$3,756,890		$3,371,216

(1) The unaudited aggregate cost for federal income tax purposes as of December 31, 2018 was $4.408 billion.
(2) Primarily represents the book balance of the Valencia Place office tower at Country Club Plaza, which was sold in March 2017.